For Immediate Release	Exhibit 99.1
Contact:
Chris Daly	Dennis Craven (Company)
Daly Gray Public Relations (Media)	Chief Operating Officer
chris@dalygray.com	dcraven@cl-trust.com
(703) 435-6293	(561) 227-1386

Chatham Lodging Appoints Bill Brewer to Board of Trustees

WEST PALM BEACH, Fla., January 11, 2017- Chatham Lodging Trust (NYSE: CLDT), a lodging real estate investment trust (REIT) that invests in upscale, extended-stay hotels and premium-branded, select-service hotels and owns 133 hotels wholly or through joint ventures, today announced the appointment of Bill Brewer to the company's board of trustees, effective immediately. Mr. Brewer will serve as an independent director and chair the audit committee. He replaces Glen Gilbert who passed away.

"Glen was a valued member of our board of trustees since our 2010 IPO, and we are grateful to him for his outstanding service and commitment to Chatham Lodging Trust,” said Jeffrey H. Fisher, Chatham’s chief executive officer.

Mr. Brewer is executive vice president, chief financial officer and treasurer of Education Realty Trust (NYSE: EDR), one of America's largest owners, developers and managers of student housing real estate. Before joining EdR, he served as executive vice president and chief financial officer for Sedgwick Claims Management Services, Inc., the leading provider of technology-enabled claims and productivity management solutions. Mr. Brewer began and spent the majority of his career at PricewaterhouseCoopers where he rose to partner with a client base focused on public and private real estate investment trusts, primarily in lodging.

“Bill brings tremendous REIT experience given his current role at EdR and his involvement servicing many of the hotel REITs throughout his career at PwC dating back to the 1990’s when many of the initial lodging REITs became publicly traded. We are confident that Bill’s financial expertise will contribute greatly to our board and management team,” Fisher emphasized.

About Chatham Lodging Trust

Chatham Lodging Trust is a self-advised, publicly-traded real estate investment trust focused primarily on investing in upscale, extended-stay hotels and premium-branded, select-service hotels. The company owns interests in 133 hotels totaling 18,210 rooms/suites, comprised of 38 properties it wholly owns with an aggregate of 5,712 rooms/suites in 15 states and the District of Columbia and a minority investment in two joint ventures that own 95 hotels with an aggregate of 12,498 rooms/suites. Additional information about Chatham may be found at chathamlodgingtrust.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements about the company's business that are not historical facts are "forward-looking statements." Forward-looking statements are based on current expectations. You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks and uncertainties that could cause the company's future results, performance, or achievements to differ significantly from the results, performance, or achievements expressed or implied by such statements. Such risks are set forth under the captions "Item 1A. Risk Factors" and "Forward-Looking Statements" in our annual report on Form 10-K and under the caption "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" (or similar captions) in our quarterly reports on Form 10-Q, and as described in our other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the dates on which they are made, and the company undertakes no obligation to update publicly or revise any guidance or other forward-looking statement, whether as a result of new information, future developments, or otherwise, unless required by law.